EXHIBIT 99.1

              RIMAGE REPORTS STRONG THIRD QUARTER OPERATING RESULTS

         NATIONAL RETAILER FIELD TESTING RIMAGE'S CD PUBLISHING SYSTEMS
                      IN ITS ONE-HOUR PHOTO DEVELOPING LABS

MINNEAPOLIS, MN--OCTOBER 22, 2003--Rimage Corporation (Nasdaq NMS: RIMG) today reported sales of $13,791,000 foR the third quarter of 2003 ended September 30, an increase of 10% from $12,555,000 in the year-earlier period and also up from $12,791,000 in this year's second quarter. Net income for the third quarter of 2003 came to $1,980,000 or $0.20 per diluted share, up from $1,879,000 or $0.20 per diluted share in last year's third quarter and also up from $1,717,000 or $0.18 per diluted share in the second quarter of 2003. Rimage's operating results for the current quarter were consistent with previously-issued financial guidance.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented:
"Rimage continued to perform at a high level in this year's third quarter. Our solid, on-plan performance was fueled, in part, by growing demand for our Desktop publishing line for business office applications and strong sales of CD/DVD publishing systems in the European marketplace. Throughout the past year, we have benefited from the strength of our global distribution channel and the steadily growing acceptance of our industry-leading CD/DVD publishing technology in our targeted markets, including digital photography, medical imaging, banking and finance, and government. Given these factors, we believe the fourth quarter is shaping up as another good period for Rimage."

Aldrich added: "To help determine the acceptance by consumers of having their photographs published on CDs, a major national retailer has started field testing our DiscLab CD publishing equipment in a significant number of its in-store photo labs in one of its local markets. Our DiscLab equipment has been integrated into the digital, one-hour photo-finishing lab system of a strategic partner that serves this national retailer."

THIRD QUARTER HIGHLIGHTS
o International sales increased 25% in the third quarter versus the year-earlier period and accounted for 39% of total third quarter revenues, compared to 35% of total sales in the third quarter of 2002. Currency effects increased worldwide sales by 5% in this year's third quarter.
o Recurring revenues, including sales of maintenance contracts, printer ribbons and cartridges, parts and CD/DVD media, increased 14% in the third quarter from the year-earlier period and accounted for 29% of total sales. The ongoing growth of recurring revenues reflects continued expansion of Rimage's worldwide installed base of CD/DVD publishing systems.
o Rimage ended the quarter with a production backlog of approximately $750,000, all of which is expected to ship in the fourth quarter.
o Selling, general and administrative expense increased 12% in the third quarter, reflecting investments in sales and marketing programs aimed at strengthening Rimage's ability to penetrate its targeted markets.
o Cash and short-term investments totaled $43.4 million at September 30, 2003, an increase of $7.1 million or 20% from $36.3 million at the end of 2002. Rimage's balance sheet remains debt-free, while shareholder's equity rose to $49.4 million at September 30, 2003, from $42.2 million at year-end 2002.

In other developments, Rimage was recently named to Forbes magazine's list of "America's 200 Best Small Companies," based on rankings of sales, profits, five-year average return on equity and market value. In addition, Rimage's new Protege II DVD publishing system recently received the Editor's Choice Award from E Media magazine.

FOURTH QUARTER 2003 GUIDANCE
For the fourth quarter of 2003 ending December 31, Rimage is forecasting earnings of $0.20 to $0.22 per diluted share on revenues of $13.5 million to $14.5 million. Rimage reported earnings of $0.17 per diluted share on revenues of $11.8 million in the fourth quarter of 2002.

ABOUT RIMAGE
Rimage Corporation is the world's leading provider of recordable CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage's publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information: digital photography, banking and finance, medical imaging, and government.

Statements regarding Rimage's anticipated performance in 2003 are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the computer peripherals market, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage's filings with the Securities and Exchange Commission.

                                  #   #   #

For additional information, contact:
------------------------------------
Bernard P. (Bernie) Aldrich, CEO          Richard G. Cinquina
Robert M. Wolf, CFO                       Equity Market Partners
Rimage Corporation                        800/522-1744 or 612/338-0810
952/944-8144
===============================================================================

                               RIMAGE CORPORATION
                   Selected Consolidated Financial Information
                      (In thousands except per share data)
                                   (Unaudited)

Consolidated Statement of Operations Information:

                                            Three months ended         Nine months ended
                                               September 30,             September 30,
                                             2003        2002          2003         2002
                                            -------    -------        -------     -------
Revenues                                    $13,791    $12,555        $38,126     $34,751
Cost of Revenues                              7,109      6,407         19,377      17,749
Gross Profit                                  6,682      6,148         18,749      17,002
Operating Expenses:
    Research and Development                    867        852          2,642       2,742
    Selling, General and Administrative       2,798      2,502          8,255       7,304
        Total Operating Expenses              3,665      3,354         10,897      10,046
Operating Income                              3,017      2,794          7,852       6,956
Other Income, Net                               101        165            338         625
Income Before Income Taxes                    3,118      2,959          8,190       7,581
Income Tax Expense                            1,138      1,080          2,989       2,767
Net Income                                    1,980      1,879          5,201       4,814

Net Income Per Basic Share                     $.22       $.22           $.59        $.55

Net Income Per Diluted Share                   $.20       $.20           $.54        $.51
Basic Weighted Average
    Shares Outstanding                        9,067      8,712          8,873       8,698
Diluted Weighted Average
    Shares Outstanding                        9,834      9,521          9.670       9,495

Consolidated Balance Sheet Information:

                                                   Balance as of
                                       ------------------------------------
                                        September 30,          December 31,
                                            2003                  2002
                                       --------------          ------------
                                       (Unaudited)

Cash and Marketable Securities             $43,436               $36,337
Accounts Receivable                          7,464                 6,644
Inventories                                  4,128                 3,042
Total Current Assets                        56,165                47,337
Property and Equipment, Net                  1,144                 1,314
Total Assets                                57,365                48,709
Current Liabilities                          7,975                 6,552
Stockholders' Equity                        49,390                42,157


                           CONFERENCE CALL AND REPLAY

Rimage Corporation will review its third quarter operating results in a conference call at 4:30 PM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call will be available through October 29 by dialing 303-590-3000 and providing the 555192 confirmation code.